Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	KVH Industries, Inc. Peter Rendall 401-847-3327 prendall@kvh.com	FTI Consulting Christine Mohrmann 212-850-5600

KVH Industries Reports Third Quarter 2012 Results

•	EPS $0.12; record quarterly revenue of $38.8M

•	mini-VSAT Broadband airtime revenue up 56% year over year

•	Guidance & Stabilization revenue up 115% year over year

MIDDLETOWN, RI — October 31, 2012 — KVH Industries, Inc., (Nasdaq: KVHI) today reported financial results for the third quarter ended September 30, 2012. Revenue for the quarter was $38.8 million, up approximately 52% from the quarter ended September 30, 2011. Net income for the period was $1.7 million, or $0.12 per diluted share. During the same period last year the company reported net income of $0.6 million, or $0.04 per diluted share, on revenues of $25.6 million.

For the nine months ended September 30, 2012, revenue was $97.6 million, up 21% compared to $80.6 million for the nine months ended September 30, 2011. KVH reported net profit of $0.8 million, or $0.05 per diluted share, for the first nine months of 2012. During the same period last year, the company reported a net loss of $0.7 million, or a $0.05 loss on a per share basis.

“Our record results this quarter reflect continued growth from our broadband communications business, initial shipments against a strong backlog for our TACNAV® military navigation systems, and good growth in our fiber optic gyro sales,” said Martin Kits van Heyningen, KVH’s chief executive officer.

KVH’s mobile satellite revenue was approximately $22.2 million for the third quarter of 2012, up 24% on a year-over-year basis. Airtime revenue from the mini-VSAT Broadband business grew 56% compared to the third quarter last year, while TracPhone® unit sales for the mini-VSAT Broadband service were up 36% year over year. The attractiveness of our TracPhone products and mini-VSAT Broadband services to customers is reflected in our strong sales results. Maritime satellite TV product sales increased 17% year over year, largely reflecting the positive market acceptance of the new TracVision® HD11 system and continued strong sales of the TracVision HD7.

“We were pleased with the revenue growth of our mini-VSAT Broadband business, and excited about the significant new hardware and services we introduced during the quarter,” said Mr. Kits van

Heyningen. “Our new global C-band coverage for our mini-VSAT Broadband service was brought online this quarter, making our combined C/Ku-band network the only global maritime VSAT service in the world that can be provided by a single, relatively small antenna. We began shipping our innovative TracPhone V11 dual-mode C/Ku-band antenna during the first week in October, and we introduced our new TracPhone V7-IP, providing integrated network management, at a major global shipping show in September. These two products will set new standards in simplicity and reliability for maritime connectivity and onboard network management.”

KVH’s guidance and stabilization revenue from the company’s FOG products, TACNAV military navigation systems, and related services was approximately $16.6 million in the third quarter of 2012, up 115% on a year-over-year basis. Sales of TACNAV and related services for the previously announced Saudi Arabia National Guard contract accounted for approximately $7 million, consisting of product sales, construction services for an installation facility, and project management services. “FOG sales were up 34% year over year and, overall, our guidance and stabilization results reflect the success we are seeing with our TACNAV military navigation systems from the major programs announced earlier this year,” said Mr. Kits van Heyningen. “We have some additional significant opportunities for TACNAV in the sales pipeline that could materialize as new orders in coming months, our fiber optic gyro sales are growing due to some strengthening demand in the remote weapons station market, and we are also seeing increasing demand for our DSP-1750 fiber optic gyro from OEM customers who are producing autonomous vehicles, robotics, and other products in emerging markets.”

Addressing the company’s financial results, Peter Rendall, KVH’s chief financial officer, said, “Sales for each of our strategic businesses were generally near the high end of our expectations for the quarter. In addition, we shipped a substantial quantity of TACNAV systems for the Saudi Arabia National Guard contract, and the pace of planning and construction for the facility that is also part of this contract allowed us to recognize more service revenue in the quarter than we had originally anticipated. Gross margin improved sequentially to approximately 40%, driven by product gross margins.”

Looking ahead, Mr. Rendall said, “For the fourth quarter, we expect the mini-VSAT Broadband business to continue to show solid year-over-year growth and TACNAV product shipments to the Saudi Arabia National Guard should continue through Q4 and the first half of 2013. Our FOG business is expected to again show solid year-over-year growth, however, sales could be relatively flat sequentially. For the full year, we now expect the company’s revenue to be in the range of $133 million to $138 million, and EPS to be in the range of $0.21 to $0.26 per diluted share. Compared to prior EPS guidance, we are now assuming a higher effective tax rate.”

Mr. Kits van Heyningen concluded, “We are confident that KVH is well positioned for continued growth in each of our major business areas. We have a leading maritime broadband offering, our satellite television systems have experienced some improved demand, we have a strong backlog for our TACNAV products and services, and our new FOG products are being integrated into exciting new customer applications.”

Recent Operational Highlights:

•

10/04/12: KVH Wins Two National Marine Electronics Association “Product Awards” — Industry association recognizes the TracVision HD7 as “Best Entertainment Product” and the TracPhone V3 as “Best Communications Product.”

•	10/03/12: KVH Industries Announces New Chief Financial Officer — Mr. Peter Rendall assumed the position of Chief Financial Officer at KVH upon the retirement of Mr. Patrick Spratt.

•

09/05/12: KVH Debuts TracPhone V11 for mini-VSAT Broadband Global C/Ku-band Service — New dual-mode onboard terminal with the first fully global maritime VSAT broadband service was on display at the Shipbuilding, Machinery, and Marine Technology (SMM) international trade fair in Hamburg, Germany.

•

08/29/12: KVH Introduces New TracPhone V7-IP for mini-VSAT Broadband Service — SMM debut of new onboard terminal with 3-axis antenna system and integrated belowdecks unit incorporating CommBox Ship/Shore Network Manager.

•	06/28/12: NYK Selects KVH mini-VSAT Broadband for Containerships — KVH solution will support initiative to share information between ship and shore for innovative NYK IBIS project.

The company’s third quarter 2012 earnings conference call will be held at 10:30 a.m. ET today. A live broadcast of the call will be available online at www.investors.kvh.com and listeners are welcome to submit questions pertaining to the earnings release and conference call to ir@kvh.com. An audio archive and MP3 podcast of the earnings conference call will be available on the company’s website within three hours of the completion of the call.

About KVH Industries, Inc.

KVH Industries is a leading manufacturer of solutions that provide global high-speed Internet, television and voice services via satellite to mobile users at sea and on land. KVH is also a premier manufacturer of high performance sensors and integrated inertial systems for defense and commercial guidance and stabilization applications. The company is based in Middletown, RI, with facilities in Illinois, Denmark, Norway, and Singapore.

This press release contains forward-looking statements that involve risks and uncertainties. For example, forward-looking statements include statements regarding our financial goals for future periods, anticipated revenue growth, growth in market share, anticipated profitability, anticipated orders for our mobile communications and guidance and stabilization products, and anticipated improvements in our competitive position. The actual results we achieve could differ materially from the statements made in this press release. Factors that might cause these differences include, but are not limited to: the potential near-term impact from the hurricane that hit the U.S. east coast over the last several days to sales and/or airtime revenue; the impact of extended economic weakness and increasing fuel prices on the sale and use of motor vehicles and marine vessels; the need to increase sales of the TracPhone V3, TracPhone V7 and TracPhone V11 and related services to improve airtime gross margins; the need for, or delays in, qualification of products to customer or regulatory standards; unanticipated declines or changes in customer demand, due to economic, seasonal, and other factors, particularly with respect to the TracPhone V3, V7 and V11; potential declines in military sales, including to foreign customers; unanticipated expenses associated with the launch of our new TracPhone V11 and global C-band airtime service; the unpredictability of defense budget priorities as well as the order timing, purchasing schedules, and priorities for our defense products, including possible order cancellations; the uncertain impact of potential budget cuts by government customers; potential reductions in our overall gross margins in the event of a shift in product mix; and currency fluctuations, export restrictions, delays in procuring export licenses, and other international risks. These and other factors are discussed in more detail in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 8, 2012. Copies are available through our Investor Relations department and website, http://investors.kvh.com. We do not assume any obligation to update our forward-looking statements to reflect new information and developments.

KVH Industries, Inc., has used, registered, or applied to register its trademarks in the USA and other countries around the world, including the following marks: KVH, KVH logo, Azimuth, TracVision, TracPhone, Tri-Americas, CommBox, TACNAV, DataScope and the DataScope logo, Sailcomp, mini-VSAT Broadband and the mini-VSAT Broadband logo, E•Core, and the banded, dome-shaped housing of its satellite antennas. Other trademarks are the property of their respective companies.

KVH INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, unaudited)

	September 30, 2012	December 31, 2011
ASSETS
Cash, cash equivalents and marketable securities	$32,917	$30,570
Accounts receivable, net	28,596	25,959
Inventories	17,842	18,615
Deferred income taxes	410	1,281
Other current assets	2,807	2,552

Total current assets	82,572	78,977

Property and equipment, net	36,157	34,010
Deferred income taxes	4,782	5,405
Goodwill	4,609	4,426
Intangible assets, net	1,730	1,903
Other non-current assets	4,251	3,835

Total assets	$134,101	$128,556

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$20,479	$16,385
Deferred revenue	1,956	2,684
Current portion of long-term debt	136	131

Total current liabilities	22,571	19,200

Other long-term liabilities	132	135
Long-term debt, excluding current portion	3,450	3,553
Line of credit	7,000	9,000
Stockholders’ equity	100,948	96,668

Total liabilities and stockholders’ equity	$134,101	$128,556

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KVH INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Sales:
Product	$24,529	$17,987	$62,653	$61,203
Service	14,293	7,634	34,916	19,400

Net sales	38,822	25,621	97,569	80,603

Costs and expenses:
Costs of product sales	13,297	9,745	37,026	33,756
Costs of service sales	10,035	5,464	22,659	15,360
Research and development	2,949	2,792	9,148	8,645
Sales, marketing and support	6,360	5,614	17,239	16,790
General and administrative	3,040	2,312	8,906	7,789

Total costs and expenses	35,681	25,927	94,978	82,340

Income (loss) from operations	3,141	(306)	2,591	(1,737)

Interest income	147	65	359	198
Interest expense	76	64	243	177
Other income, net	23	872	99	887

Income (loss) before income tax (expense) benefit	3,235	567	2,806	(829)
Income tax (expense) benefit	(1,490)	33	(1,983)	85

Net income (loss)	$1,745	$600	$823	$(744)

Net income (loss) per common share:
Basic	$0.12	$0.04	$0.06	$(0.05)

Diluted	$0.12	$0.04	$0.05	$(0.05)

Weighted average number of common shares outstanding:
Basic	14,846	14,877	14,743	14,843

Diluted	15,024	15,058	14,972	14,843